SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934





Date of Report  September 1, 1998
(Date of earliest event reported)  August 17, 1998



                         RAM Energy, Inc.
     (Exact name of registrant as specified in its charter)


       Delaware                 333-42641            52-1535102
(State or other juris-          (Commission         (IRS Employer
diction of incorporation)       File Number)       Identification)


                      5100 East Skelly Drive
                          Tulsa, Oklahoma                74135
            (Address of Principal Executive Offices)  (Zip Code)


Registrant's telephone number, including area code  (918)663-2800

                                N/A
   (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

     On August 17, 1998, RAM Energy, Inc. ("RAM") completed a $6.5 million acquisition of a one-half interest in certain proved undeveloped oil and gas properties of Ricks Exploration, Inc. located in south Texas ("Ricks" and the "Ricks Acquisition").

     Concurrent with the Ricks Acquisition, RAM completed a $2.0 million investment in RVC Energy, Inc., a Delaware corporation ("RVC"), in exchange for 49.5% of RVC's voting common stock and all of RVC's non-voting common stock. Larry E. Lee, President and Chief Executive Officer and a director of RAM initially is the sole director of RVC. RAM and another equity owner of RVC each have the right to designate one additional director of RVC. RVC is an unrestricted affiliate of RAM and will be accounted for under the equity method accounting for GAAP purposes.

     Concurrent with the Ricks Acquisition, RVC acquired all of Ricks' proved developed producing oil and gas properties in the same field and the remaining one-half interest in the proved undeveloped properties for $14.6 million. On August 31, 1998, RVC acquired all of the outstanding common stock of Comet Petroleum, Inc. ("Comet") for $27.8 million cash. RVC funded both acquisitions with equity contributed by its stockholders and borrowings under its credit facility which are non-recourse to its stockholders, including RAM.

     The oil and gas properties acquired from Ricks and a substantial portion of the Comet properties are located in the Permian Basin and are in close proximity to RAM's existing Permian Basin properties. RAM has been designated as the operator of all oil and gas properties acquired from Ricks and a majority of the Comet properties formerly operated by Comet and its affiliates.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 RAM Energy, Inc.


September 1, 1998                By LARRY E. LEE
                                    Larry E. Lee
                                    President and Chief Executive Officer